Exhibit 4.1

Loan #1 Agreement

This loan agreement (“Loan Number 1”) was entered between       Alpine Venture Associates, LLC (“the Lender’) and Asia Growth Private Equity 2, Limited  (“the Borrower”) on  1st  day of September 2009 .  The terms of the agreement were as follows:

Amount borrowed:    $6,950 (Six Thousand Nine Hundred Fifty Dollars)

Interest rate:    zero

Repayment date:     September 1st, 2012 without any prepayment penalty

Purpose of loan:     working capital and business expansion (BVI-HK legal bill USD $800, USA Accounting $900, USA Audit $4,000, USA Legal $1,000, RDG Filings $250)

Signed:

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Asia Growth Private Equity 2, Limited

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Alpine Venture Associates, LLC or Edward James Hahn